Exhibit 99.2

WEIDER HEALTH & FITNESS
21100 Erwin Street
Woodland Hills, California 91367

August 18, 2004

Weider Nutrition International, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104

Weider Nutrition Group, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104

Attention:	Mr. Bruce Wood
Chief Executive Officer and President

Re:	Acquisition of Business

Ladies and Gentlemen:

When signed by you ("Sellers") and Weider Health and Fitness ("Buyer"), in the manner hereinafter provided, this letter and the attached term sheet (the "Term Sheet") shall evidence the current intention of the Sellers and Buyer with respect to the purchase by Buyer of certain assets (the "Assets"), and the assumption by Buyer of liabilities (the "Assumed Liabilities"), of Sellers’ Active Nutrition business unit relating to Weider branded products domestically and internationally (the "Business"), including the capital stock of Weider Nutrition Italia SrL, Weider Nutrition Group Limited, Weider Nutrition Limited, Weider Nutrition Group (Canada) Ltd. and its wholly owned subsidiary Custom Nutrition, Inc., Weider Germany GmbH, Weider Nutrition SL and Weider Fitness SARL (collectively, the "International Subsidiaries") which are subsidiaries related to the international Weider branded business. With the exception of the provisions below regarding expenses, access and publicity, this letter and the Term Sheet do not constitute a binding obligation of the parties, and, except as set forth in this sentence, such binding obligation would only arise, if ever, upon the execution and delivery by the parties thereto of an Asset Purchase Agreement to be executed and delivered by Buyer and Sellers (the "Definitive Agreement").

Expenses. Each party will pay for its own legal, accounting, investment banking and valuation services, and any and all other costs and expenses, incurred with respect to the transactions contemplated hereby and the negotiation and execution of the Definitive Agreement the ("Transaction"). Any fees payable to governmental agencies in connection with the Transaction (other than transfer and sales taxes, which are addressed by paragraph 6 of the Term Sheet) shall be paid one-half by Sellers and one-half by Buyer.

Access to Information. Sellers will permit, and will cause its officers, directors, key employees and advisors to permit, Buyer and its representatives, access to the books and records,

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facilities, key personnel, customers and suppliers of the Business, as requested by Buyer in connection with its due diligence review of the Business, the Assets and Assumed Liabilities.

Publicity. Without the prior consent of the other party hereto, each party hereto shall not, and shall cause its directors, officers, partners, employees, representatives and agents not to, make any public statement or press release with respect to the Transaction or otherwise disclose, directly or indirectly, to any person or entity the existence, terms, content or effect of this letter or the Term Sheet; provided, however, that Buyer acknowledges that Sellers have made a determination to publicly disclose in a press release and securities law filings certain matters described in this letter of intent and the Term Sheet, and that Sellers may have additional disclosures as required by law. Buyer further agrees that Sellers may make all such disclosures. Sellers shall make a good faith effort to consult with Buyer before making such disclosures.

If the foregoing is acceptable to you, please indicate your acceptance and approval by signing, or by causing to be signed on your behalf, the enclosed copy of this letter and returning it to the undersigned. Promptly upon receipt thereof, we will instruct our counsel to commence preparation of the Definitive Agreement as we conduct our due diligence investigation of the Business, the Assets and Assumed Liabilities. This letter may be executed in counterparts (including by facsimile), all of which, when taken together, shall constitute one original.

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Very truly yours,

WEIDER HEALTH AND FITNESS,
a Nevada corporation

By:	/s/ Eric Weider
Eric Weider, President and Chief Executive Officer

ACCEPTED:

WEIDER NUTRITION INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ H.F. Powell
H.F. Powell, Chairman of the Special
Committee of the Board of Directors

WEIDER NUTRITION GROUP, INC.,
a Utah corporation

By:	/s/ Bruce J. Wood
Bruce J. Wood, Chief Executive Officer
and President

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August 18, 2004

The following are the principal terms under which Weider Health & Fitness ("Buyer") would purchase from Weider Nutrition International, Inc. (the "Company") and Weider Nutrition Group, Inc. ("Sellers") certain assets and liabilities of Sellers’ Active Nutrition business unit relating to Weider branded products domestically and internationally (the "Business"), including the capital stock of Weider Nutrition Italia SrL, Weider Nutrition Group Limited, Weider Nutrition Limited, Weider Nutrition Group (Canada) Ltd. and its wholly owned subsidiary Custom Nutrition, Inc. (Canada), Weider Germany GmbH, Weider Nutrition SL and Weider Fitness SARL (collectively, the "International Subsidiaries") which oversee the sale of Weider branded products outside of the United States.

Buyer proposes the following terms for the transaction:

1.     Purchase and Sale  Pursuant to the terms and conditions to be set forth in an Asset Purchase Agreement to be executed and delivered by Buyer and Sellers (the "Definitive Agreement"), Sellers would sell to Buyer certain assets of the Business, including physical equipment, furniture, fixtures, machinery, office equipment, leaseholds of real property and leasehold improvements thereon, the capital stock of the International Subsidiaries, all rights and liabilities under contracts, purchase and sale orders and other agreements made in the ordinary course of the Business, inventory (including raw materials, work in process and finished goods), all records and books of account, intangible and intellectual property, accounts receivables (the "Receivables") and all other tangible and intangible property relating to the Business (collectively, the "Assets").

2.  Anticipated Closing     The parties would endeavor to consummate the transactions contemplated hereby (the "Closing") during the Company’s fiscal year 2005 second quarter.

3.     Consideration         As consideration for the sale by Sellers to Buyer of the Assets, Buyer would pay, in the aggregate, to Sellers an amount equal to Seven Million Six Hundred Thousand Dollars ($7,600,000.00) in cash at the Closing (the "Purchase Price"). The Purchase Price would be adjusted, up or down, on a dollar-for-dollar basis, to the extent the working capital of the Business, as of the Closing, is $100,000 more than, or less than, $7,500,000. In addition to the obligations of Sellers under specified leases and contracts related to the Business, Buyer would assume certain liabilities of Sellers in connection with the operation of the Business as Buyer and Sellers may agree, but which would, in any event, include all liabilities associated with the Receivables arising 75 days before the Closing and thereafter, trade accounts payable (including, without limitation, all amounts due to Sellers’ Haleko business unit and certain other intercompany amounts) for inventory purchases and services, royalty payments, body builder contracts, all accrued expenses for personnel-related obligations (including accrued but unused vacation pay), lease obligations, outstanding debt (if any), severance costs for anyone employed outside the U.S., non-U.S. income taxes due and accrued legal expenses (collectively, the "Assumed Liabilities"). Sellers would cause all lienholders with respect to any of the Assets to release their liens prior to or upon the Closing.

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4.     Additional Terms    The Definitive Agreement would contain the terms and conditions set forth herein and in the attached letter dated August 18, 2004, as well as customary terms and conditions for asset acquisitions, including the following:

(a)	Representations and warranties from Sellers to Buyer, and from Buyer to Sellers, with respect to their respective authorization to enter into the Definitive Agreement; Buyer acknowledges that Sellers would make only limited representations as to the operations of the Business, given Buyer’s familiarity with the Business, the Assets and the Assumed Liabilities;

(b)	Buyer and Sellers would use their commercially reasonable efforts to preserve intact the business organization and employees and other relationships of the Business, and Sellers would continue to operate the Business in the ordinary course and to maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice;

(c)	Sellers would be entitled to continue to use the Weider name for corporate and administrative purposes only following the Closing for a reasonable period of time to be mutually agreed upon by Sellers and Buyer;

(d)	Sellers and Buyer would indemnify each other against the claims of third parties claiming compensation, commissions or expenses for services as a broker or finder based upon obligations incurred by the indemnifying party;

(e)	Sellers would indemnify Buyer for product-related liabilities for products sold before the Closing, and Buyer would indemnify Sellers for product-related liabilities for products sold after the Closing;

(f)	Buyer and Sellers acknowledge that, except as Buyer and Sellers may otherwise mutually agree, any indemnification for breach of their respective representations and warranties would not be available since such representations and warranties would not survive the Closing, except as Buyer and Sellers may otherwise mutually agree;

(g)	Sellers would retain any severance costs of the U.S. employees of the Business not hired by Buyer, and Buyer would assume the severance costs, if any, of non-U.S. employees of the Business; and

(h)	Buyer and Sellers would use their commercially reasonable efforts to bring about the satisfaction of the conditions to the Closing stated below.

5.     Closing Conditions     In addition to other conditions to closing which are customary for a transaction of this nature, the Closing under the Definitive Agreement would also be conditioned upon the following:

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(a)	an independent financial advisor retained by the special committee (the "Special Committee") of the Board of Directors of Sellers (the "Sellers Board") shall have rendered its opinion, in form and substance satisfactory to the Company;

(b)	the Definitive Agreement and the transactions contemplated thereby shall have been approved by the Special Committee and the Sellers’ respective Boards, and by Buyer’s Board;

(c)	Richard Blair shall have resigned his position as Executive Vice President of Sellers, and all other positions that he holds with Sellers at the Closing;

(d)	Buyer shall have entered into non-competition, non-solicitation and confidentiality agreements relating to the joint care category and certain other Schiff product areas, the terms, scope and duration of which shall be negotiated by Buyer and Sellers in good faith and shall be mutually agreeable to Buyer and Sellers;

(e)	Buyer and Sellers shall have entered into a mutually satisfactory Transition Services Agreement providing, among other things, that:

(i)	Sellers would, for an annual fee of $400,000 (renewable for one additional year at Buyer’s election upon 90 days’ prior notice and subject to an upward or downward adjustment of the annual fee as mutually agreed upon by Buyer and Sellers); for a period of one year after the Closing, provide: (x) general and administrative services, research and development and logistics services to Buyer in the United States consistent with the manner in which such services have been provided to the Business prior to the Closing; (y) services relating to new products, product change orders and other similar services at a reasonable level to be mutually agreed upon by Buyer and Sellers; and (z) office space and all facilities reasonably necessary in connection with the use of such office space for up to five employees of Buyer;

(ii)	Sellers, directly or through its subsidiaries, would, for a period of one year after the Closing, provide general and administrative services, research and development and logistics services to Buyer in Europe, consistent with the manner in which such services have been provided to the Business prior to the Closing, for an annual fee of €300,000 (renewable for one additional year upon the mutual agreement of Buyer and Sellers at least 90 days’ prior to the first anniversary of the Closing and subject to an upward or downward adjustment of the annual fee as mutually agreed upon by Buyer and Sellers); and

(iii)	Sellers would continue both domestic and international manufacturing services provided for Weider-branded products so long as pricing therefor matches commercially reasonable market levels;

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(f)	Buyer and Sellers shall have entered into a mutually satisfactory one-year Distribution Agreement providing, among other things, that:

(i)	Buyer would market and sell Sellers’ Schiff-branded products for export only through Buyer’s "Weider Business Unit" in exchange for a 5% commission payable by Sellers to Buyer on net sales of such products through such channels;

(ii)	Buyer would be responsible for all international compliance and regulatory matters in connection therewith; and

(iii)	if requested by Sellers, Buyer would train Sellers’ personnel to take over the matters covered by the Distribution Agreement and Sellers could, commencing six months after the Closing, perform some or all of the services covered thereby for its own account, so long as it nevertheless pays Buyer the commission to which it would otherwise be entitled;

(g)	Buyer and Sellers shall have entered into a mutually satisfactory one-year distribution agreement providing that Haleko Italia SrL, a wholly owned subsidiary of Sellers ("Haleko Italia"), would continue to sell Weider branded products on the same terms as provided for in the current distribution agreement between Haleko Italia and Sellers;

(h)	Buyer and Sellers shall have entered into a mutually satisfactory one-year distribution agreement providing that Weider Nutrition SL would continue to sell Haleko branded products on the same terms as provided for in the current distribution agreement between Weider Nutrition SL and Sellers; and

(i)	all required third party consents shall have been obtained and all material liens on the Assets shall have been terminated or released.

6.     Sales Tax     Buyer would pay fifty percent (50%) and Sellers would pay fifty percent (50%) of all sales and use taxes arising out of the transfer of the Assets and Buyer would pay its pro rata portion (from the Closing) of state and local real and personal property taxes, if any, payable with regard to the Assets.

This term sheet is for discussion purposes only and does not constitute a binding obligation of any person or entity. Such binding obligation would only arise, if ever, upon the execution and delivery by the parties thereto of appropriate definitive agreements.

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